Exhibit 99.1

News Release

FIRST FINANCIAL CORPORATION

One First Financial Plaza, Terre Haute, Indiana 47807  (812) 238-6000

For more information contact:
April 26, 2012	Rodger A. McHargue at (812) 238-6334

1st Quarter 2012 results reported for First Financial Corporation

TERRE HAUTE, INDIANA – First Financial Corporation (NASDAQ:THFF) today announced results for the quarter ended March 31, 2012. Net income for the quarter was $7.4 million compared to $8.8 million for the same period of 2011, as 2012 net income was impacted by expenses associated with the acquisition of Freestar Bank N.A., which was consummated on December 30, 2011. Return on assets and return on equity for the three months ended March 31, 2012 were 1.02% and 8.46%, respectively, compared to 1.42% and 10.76% in the first quarter of 2011.

Net interest income for the first quarter of 2012 was $27.2 million, an increase of 9.7% over the $24.8 million reported for the same period of 2011. The net interest margin for the quarter declined to 4.26% from the 4.51% reported in the first quarter 2011 as the current rate environment has pressured the margin, which peaked in the second quarter of 2011. The addition of lower margin assets and liabilities in the acquisition of Freestar Bank also contributed to the decline.

The provision for loan losses for the three months ended March 31, 2012 at $3.0 million is higher than the 2011 provision but is more typical to operations while the $1.2 thousand provision for the first quarter of 2011 was the lowest since the second quarter of 2006. The average provision since the second quarter of 2006 has been $2.1 million.

Non-interest income for the three months ended March 31, 2012 and 2011 was $9.5 and $8.3 million, respectively, a 14.6% increase. Gain on sale of mortgages accounted for nearly half of this increase with the remainder coming from increased insurance commissions, electronic banking income, trust and deposit fees.

Non-interest expense for the three months ended March 31, 2012 was $23.4 million compared to $19.0 million in 2011. Expenses related to the Freestar acquisition contributed $2.8 million of the increase and postretirement benefits another $794 thousand. Approximately $600 thousand of the Freestar acquisition expenses were one-time costs.

Total loans at March 31, 2012 grew $238.3 million or 14.8% to $1.85 billion compared to the $1.61 billion reported the same time a year ago. Deposits increased by $336.1 million to $2.28 billion. These increases were primarily driven by the Freestar Bank acquisition.

Book value per share was $26.81, a 5.38% increase from the $25.44 at March 31, 2011. Shareholders’ equity increased 6.07% to $359.9 million from $334.6 million on March 31, 2011. These figures were not impacted by the purchase of the assets and liabilities of Freestar Bank.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

First Financial Corporation

For the Quarter Ending March 31, 2012

(Dollar amounts in thousands except per share data)

	03/31/12	03/31/11	Change	% Change

Year to Date Information:

Net Income	$7,443	$8,803	$(1,360)	-15.45%
Earnings Per Average Share	$0.56	$0.67	$(0.11)	-16.42%
Return on Assets	1.02%	1.42%	-0.40%	-28.17%
Return on Equity	8.46%	10.76%	-2.30%	-21.38%
Net Interest Margin	4.26%	4.51%	-0.25%	-5.54%
Net Interest Income	$27,165	$24,755	$2,410	9.74%
Non-Interest Income	$9,511	$8,302	$1,209	14.56%
Non-Interest Expense	$23,420	$18,950	$4,470	23.59%
Loss Provision	$2,956	$1,182	$1,774	150.08%
Net Charge Offs	$3,389	$944	$2,445	259.00%
Efficiency Ratio	61.32%	55.15%	6.18%	11.20%

Quarter to Date Information:

Net Income	$7,443	$8,803	$(1,360)	-15.45%
Earnings Per Average Share	$0.56	$0.67	$(0.11)	-16.42%
Return on Assets	1.02%	1.42%	-0.40%	-28.17%
Return on Equity	8.46%	10.76%	-2.30%	-21.38%
Net Interest Margin	4.26%	4.51%	-0.25%	-5.54%
Net Interest Income	$27,165	$24,755	$2,410	9.74%
Non-Interest Income	$9,511	$8,302	$1,209	14.56%
Non-Interest Expense	$23,420	$18,950	$4,470	23.59%
Loss Provision	$2,956	$1,182	$1,774	150.08%
Net Charge Offs	$3,389	$944	$2,445	259.00%
Efficiency Ratio	61.32%	55.15%	6.17%	11.19%

Balance Sheet:

Assets	$2,922,220	$2,496,164	$426,056	17.07%
Deposits	$2,279,611	$1,943,524	$336,087	17.29%
Loans	$1,849,196	$1,610,854	$238,342	14.80%
Shareholders’ Equity	$354,937	$334,632	$20,305	6.07%
Book Value Per Share	$26.81	$25.44	$1.37	5.38%
Average Assets	$2,497,556	$2,485,855	$11,701	0.47%